                                                                      EXHIBIT 11



                CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS


                                              1996           1995           1994
                                          -------------  -------------  -------------
PRIMARY:
 Average number of common shares
  outstanding                               38,317,000     34,631,000     34,316,000
 Incremental shares calculated
  using the Treasury Stock method              960,000         48,000         60,000
                                          ------------   ------------   ------------

                                            39,277,000     34,679,000     34,376,000
                                          ============   ============   ============
 Net income                               $127,228,000   $ 77,359,000   $ 85,579,000
 Less cash dividends paid on
  convertible preferred stock:
  Series A ($1.60 paid per share)             (804,000)      (939,000)    (1,042,000)
  Series B ($1.26 paid per share)          (35,552,000)   (38,395,000)   (37,834,000)

Net income available to common
 stockholders                             $ 90,872,000   $ 38,025,000   $ 46,703,000
                                          ============   ============   ============

Primary net income per share                     $2.31          $1.09          $1.36

FULLY DILUTED:
 Average number of common shares
  outstanding                               38,317,000     34,631,000     34,316,000
 Assumed conversion of convertible
  preferred stock:
  Series A                                   1,048,000      1,205,000      1,344,000
  Series B                                  21,176,000              *              *
 Incremental shares calculated
  using the Treasury Stock method            1,272,000        394,000         60,000
                                          ------------   ------------   ------------
                                            61,813,000     36,230,000     35,720,000
                                          ============   ============   ============

Net income                                $127,228,000    $ 77,359,000   $ 85,579,000
Less cash dividends paid on
 Series B Preferred Stock                            -    (38,395,000)   (37,834,000)
                                          ------------   ------------   ------------

Net income                                $127,228,000   $ 38,964,000   $ 47,745,000
                                          ============   ============   ============

Fully diluted net income per share               $2.06          $1.07          $1.34

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*  The Series B Preferred Stock is not considered convertible for purposes of calculating fully diluted net income per share as it was antidilutive.